Exhibit 99.01

Valero Energy Partners LP Reports Third Quarter 2014 Results

SAN ANTONIO, November 12, 2014 - Valero Energy Partners LP (NYSE: VLP, the Partnership), today reported third quarter 2014 net income of $17.5 million, or $0.30 per limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (EBITDA) of $22.2 million and distributable cash flow of $21.1 million. The Partnership’s coverage ratio for the third quarter of 2014 was 1.50x.

Third quarter 2014 revenues were $33.7 million versus third quarter 2013 revenues of $32.0 million. The increase was related primarily to higher throughput volumes in the Memphis and Port Arthur Logistics Systems.

Total operating expenses in the third quarter of 2014 were $8.6 million, general and administrative expenses were $3.1 million, and depreciation expense was $4.3 million. Combined, these expenses were $1.0 million greater than those for the third quarter of 2013, mainly due to additional costs of operating as a separate publicly traded limited partnership, incremental costs related to the management fee charged by Valero Energy Corporation (Valero), and costs related to the acquisition of the Texas Crude Systems Business on July 1, 2014.

Consistent with its growth strategy, the Partnership closed its acquisition of the Texas Crude Systems Business from subsidiaries of Valero for total cash consideration of $154 million. The acquired assets included the McKee Crude System, the Three Rivers Crude System, and the Wynnewood Products System. Similar to the existing assets, the acquired assets are high quality and highly integrated with key Valero refineries.

“We delivered strong throughput and revenue growth during the third quarter,” said Chairman and CEO Joe Gorder. “We also completed our first acquisition and increased the quarterly distribution by nearly eight percent to $0.24 per unit. We’re executing our growth strategy.”

As of September 30, 2014, the Partnership had $531 million of total liquidity consisting of $231 million in cash and cash equivalents and $300 million in an undrawn revolving credit facility. Capital expenditures are expected to be approximately $14 million for 2014, including $6.7 million for maintenance projects. The Partnership expects 2015 capital expenditures to be approximately $9 million, including approximately $4 million for maintenance projects.

The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s web site at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based, growth-oriented, traditional master limited partnership formed by Valero Energy Corporation to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of several of Valero’s refineries.

Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574
Media:
Bill Day, Vice President - Communications, 210-345-2928

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Form S-1 and prospectus relating to the initial public offering of the Partnership’s common units and the Partnership’s annual report on Form 10-K for the year ended December 31, 2013. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Statement of income data (a):
Operating revenues – related party	$33,666	$32,012	$94,998	$91,916
Costs and expenses:
Operating expenses (b)	8,553	9,085	24,027	22,611
General and administrative expenses (c)	3,065	1,797	9,392	5,026
Depreciation expense (d)	4,318	4,028	12,087	12,032
Total costs and expenses	15,936	14,910	45,506	39,669
Operating income	17,730	17,102	49,492	52,247
Other income, net (e)	156	61	1,315	111
Interest expense (f)	(214)	(37)	(663)	(139)
Income before income taxes	17,672	17,126	50,144	52,219
Income tax expense (g)	129	156	436	1,734
Net income	17,543	16,970	49,708	50,485
Less: Net income attributable to Predecessor	—	16,970	9,483	50,485
Net income attributable to partners	17,543	$—	40,225	$—
Less: General partner’s interest in net income	351		805
Limited partners’ interest in net income	$17,192		$39,420

Net income per limited partner unit (basic and diluted):
Common units	$0.30		$0.68
Subordinated units	$0.30		$0.68

Weighted-average limited partner units outstanding:
Common units – public (basic)	17,250		17,250
Common units – public (diluted)	17,251		17,251
Common units – Valero (basic and diluted)	11,540		11,540
Subordinated units – Valero (basic and diluted)	28,790		28,790

See Notes to Earnings Release on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues	$20,602	$20,182	$51,842	$55,944
Pipeline transportation throughput (BPD) (h)	955,285	830,885	879,192	806,533
Average pipeline transportation revenue per barrel (i)	$0.23	$0.26	$0.22	$0.25
Terminaling:
Terminaling revenues	$12,827	$7,045	$42,343	$20,557
Terminaling throughput (BPD)	479,923	247,030	560,139	241,482
Average terminaling revenue per barrel (i)	$0.29	$0.31	$0.28	$0.31
Storage revenues (j)	$237	$4,785	$813	$15,415
Total operating revenues – related party	$33,666	$32,012	$94,998	$91,916
Capital expenditures (a):
Maintenance	$1,035	$431	$3,030	$1,752
Expansion	1,990	3,419	4,252	8,736
Total capital expenditures	3,025	3,850	7,282	10,488
Less: Capital expenditures attributable to Predecessor (a)	—	3,850	1,033	10,488
Capital expenditures attributable to Partnership	$3,025	$—	$6,249	$—
Other financial information:
Distribution declared per unit	$0.2400	n/a	$0.6750	n/a
EBITDA attributable to Partnership (k)	$22,204	n/a	$51,627	n/a
Distributable cash flow (k)	$21,131	n/a	$50,346	n/a
Distribution declared:
Limited partner units – public	$4,141	n/a	$11,647	n/a
Limited partner units – Valero	9,679	n/a	27,223	n/a
General partner units – Valero	282	n/a	793	n/a
Total distribution declared	$14,102	n/a	$39,663	n/a
Coverage ratio (k)	1.50x	n/a	1.27x	n/a

			September 30, 2014	December 31, 2013
Balance sheet data (a):
Cash and cash equivalents			$230,834	$375,118
Total assets			593,113	737,590
Total capital lease obligations			3,085	4,127
Partners’ capital			580,248	722,164
Working capital			232,004	372,230

See Notes to Earnings Release on Table Page 5.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net income to EBITDA and distributable cash flow (a)(k):
Net income	$17,543	$16,970	$49,708	$50,485
Plus:
Depreciation expense	4,318	4,028	12,087	12,032
Interest expense	214	37	663	139
Income tax expense	129	156	436	1,734
EBITDA	22,204	21,191	62,894	64,390
Less: EBITDA attributable to Predecessor	—	21,191	11,267	64,390
EBITDA attributable to Partnership	22,204	$—	51,627	$—
Plus:
Adjustments related to minimum throughput commitments	(235)		272
Projects prefunded by Valero	418		2,046
Less:
Cash interest paid	221		686
Income taxes paid	—		9
Maintenance capital expenditures	1,035		2,904
Distributable cash flow	$21,131		$50,346
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$19,351	$20,938	$59,859	$63,494
Plus:
Change in current assets and current liabilities	2,515	(25)	1,935	44
Change in deferred charges and credits and other operating activities, net	(2)	1	72	3
Amortization of fair value adjustment to capital lease obligations	90	109	270	327
Amortization of debt issuance costs	(83)	—	(247)	—
Unit-based compensation expense	(15)	—	(51)	—
Interest expense	214	37	663	139
Current income tax expense	134	131	393	383
EBITDA	22,204	21,191	62,894	64,390
Less: EBITDA attributable to Predecessor	—	21,191	11,267	64,390
EBITDA attributable to Partnership	22,204	$—	51,627	$—
Plus:
Adjustments related to minimum throughput commitments	(235)		272
Projects prefunded by Valero	418		2,046
Less:
Cash interest paid	221		686
Income taxes paid	—		9
Maintenance capital expenditures	1,035		2,904
Distributable cash flow	$21,131		$50,346
See Notes to Earnings Release on Table Page 5.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$17,543	n/a	$40,225	n/a
Total distribution declared	$14,102	n/a	$39,663	n/a
Ratio of net income attributable to partners divided by total distribution declared	1.24x	n/a	1.01x	n/a
Coverage ratio: Distributable cash flow divided by total distribution declared	1.50x	n/a	1.27x	n/a
See Notes to Earnings Release on Table Page 5.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References in these notes to the “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole for periods after December 16, 2013, the date the Partnership completed its initial public offering (IPO) of 17,250,000 common units representing limited partner interests. For periods prior to the IPO and periods prior to the Acquisition (defined below), those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

On December 16, 2013, Valero contributed certain crude oil and refined petroleum products pipelines, terminals, and other logistics assets (the Contributed Assets) to us, and we completed the IPO of our common units, which represented a 29.4 percent limited partner interest in us. Valero owns the remaining 68.6 percent limited partner interest in us and the 2 percent general partner interest.

On July 1, 2014, we acquired the Texas Crude Systems Business from Valero (the Acquisition). The Acquisition was accounted for as a transfer of a business between entities under common control. As entities under the common control of Valero, we recorded the Acquisition on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the statement of income data, operating highlights, and balance sheet data have been retrospectively adjusted to include the historical results of the Texas Crude Systems Business for all periods presented prior to July 1, 2014.

The Partnership’s results of operations may not be comparable to our Predecessor’s historical results of operations for the reasons described below:

•
Revenues. Our Predecessor generated revenues by providing fee-based transportation and terminaling services to Valero and by leasing certain crude oil and refined petroleum products storage capacity to Valero. Subsequent to the IPO and Acquisition, we entered into new commercial agreements with Valero. Under these new agreements, certain of the historical storage capacity lease arrangements were replaced with terminaling throughput fees. In addition, we began charging a terminaling throughput fee for crude oil delivered to our Lucas terminal for which we did not historically charge a throughput fee, and we revised the rates charged for transportation services provided by certain of our pipelines.

•
General and administrative expenses. Our Predecessor’s general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Valero for general corporate services, such as treasury, accounting, and legal services. These expenses were charged, or allocated, to our Predecessor based on the nature of the expenses. Effective with the IPO, the Partnership pays a fee to Valero for the management of our operations and general corporate services and this fee was increased effective July 1, 2014, in connection with the Acquisition. In addition, the Partnership incurs additional incremental general and administrative expenses as a result of being a separate publicly traded limited partnership.

(b)
The decrease in operating expenses for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 was due primarily to lower maintenance expense of $1.2 million at our Memphis, Port Arthur, and McKee logistics systems. The decrease in maintenance expense was partially offset by an increase of $721,000 in insurance expense as a result of us acquiring our own insurance policies. Prior to being a separate publicly traded limited partnership, we were allocated a portion of Valero’s insurance costs.

The increase in operating expenses for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 was due primarily to an increase of $1.8 million in insurance expense as a result of us

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

acquiring our own insurance policies as described above. The increase in insurance expense was partially offset by lower maintenance expense of $193,000 at our Wynnewood products system and McKee logistics system.

(c)
The increase in general and administrative expenses for the three and nine months ended September 30, 2014 compared to the three and nine months ended September 30, 2013 was due primarily to $516,000 and $2.1 million, respectively, in incremental costs related to the management fee charged to us by Valero effective with the IPO; and $603,000 and $1.8 million, respectively, of additional incremental costs of being a separate publicly traded limited partnership. During the three and nine months ended September 30, 2014, we also incurred $149,000 and $457,000, respectively, in costs related to the Acquisition.

(d)
The increase in depreciation expense for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 was due to the retirement of $280,000 in net book value of assets primarily at the West Memphis terminal that were replaced during the third quarter of 2014.

(e)
The increase in “other income, net” for the three and nine months ended September 30, 2014 compared to the three and nine months ended September 30, 2013 was due primarily to interest income (net of bank fees) of $154,000 and $710,000, respectively, earned on our cash and cash equivalents. Prior to the IPO, our Predecessor participated in Valero’s centralized cash management system; therefore, it held no cash or cash equivalents, and no interest income was allocated to our Predecessor by Valero. Incremental income of $296,000 from the sale of scrap metal and $143,000 related to right-of-way fees collected during the nine months ended September 30, 2014 also contributed to the increase.

(f)
The increase in interest expense for the three and nine months ended September 30, 2014 compared to the three and nine months ended September 30, 2013 was due primarily to commitment fees and amortization of the debt issuance costs related to the Partnership’s revolving credit facility, which was entered into in connection with the IPO.

(g)
Our income tax expense is associated with the Texas margin tax. Our effective tax rate was 1 percent during the nine months ended September 30, 2014 compared to 3 percent during the nine months ended September 30, 2013. The decrease was due primarily to deferred tax expense recorded during the second quarter of 2013 in connection with the initial recognition of a deferred tax liability associated with a change in the law with respect to the Texas margin tax.

(h)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(i)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(j)
Prior to the IPO, our Predecessor leased some of our refined petroleum products and crude oil storage capacity to Valero. Subsequent to the IPO, under our commercial agreements with Valero, certain of these storage capacity lease agreements were replaced with terminaling fees.

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments and capital

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

projects prefunded by Valero. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP; they may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to assess:

•
our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the IPO date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 7